Exhibit 3.75

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                  First:  The name of the limited liability company is eONE Global General Partner II, LLC.

•                  Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road  Suite 400 in the City of Wilmington, DE 19808. The name of the Registered Agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation of eONE Global General Partner II, LLC this 9th day of December, 2002.

BY:	/s/ Joseph C. Mullin
Authorized Person(s)

NAME:	Joseph C. Mullin
Type or Print

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

eONE Global General Partner II, LLC

1.                                       The name of the limited liability company is eONE Global General Partner II, LLC.

2.                                       The Certificate of Formation of the limited liability company is hereby amended as follows:

Article First of the Certificate of Formation is hereby amended to read in its entirety as follows:

“FIRST:   The name of the limited liability company is FDGS Holdings General Partner II, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 27th day of December, 2005.

eONE GLOBAL GENERAL PARTNER II, LLC

/s/ David J. Treinen
Name:	David J. Treinen
Title:	Managing Director